Exhibit 99.1

February 5, 2007

Robert West
[address omitted]
[address omitted]

Re: Separation Agreement (“Agreement”)

Dear Bob:

This letter will constitute the Agreement between you and Thomas Weisel Partners LLC (“TWP”) on the terms of your separation from, and future consulting with, the firm. If you do not sign and return this Agreement by February 27, 2007, the entire Agreement by and between you and TWP is null and void. This Agreement shall become effective on the “Effective Date,” as defined in Section 12.

1.
Your last day of work as an employee at TWP will be April 2, 2007. On April 2, 2007 you will step down as the Chief Financial Officer of Thomas Weisel Partners Group, Inc. In addition, on April 2, 2007, you will step down as a member of all committees or boards associated with TWP’s affiliates or subsidiaries. Until April 2, 2007, you will continue to function in all respects as the Chief Financial Officer of Thomas Weisel Partners Group, Inc., including, as required by the firm, by executing officer’s certificates, public filings and financial reports of Thomas Weisel Partners Group, Inc. and Thomas Weisel Partners LLC.

2.
You will return to us any building key, security pass, or other access or identification cards and any firm property that is currently in your possession, including any documents, credit cards, computer equipment and mobile phones by April 2, 2007.

3.
In consideration of your acceptance of this Agreement, we will pay you in consideration of your working at TWP from the date of this Agreement through April 2, 2007, the amounts identified on Schedule A. In addition, we will reimburse you for the COBRA related costs for continuation of your benefits through the earlier of the day you begin employment with a new employer or June 30, 2007. Except as explicitly described in this Agreement, you will receive no other compensation (including bonuses or salary payments) from TWP in consideration of your employment with TWP.

Robert West
February 5, 2007

4.
TWP waives, releases, and discharges you of and from any and all debts, claims, liabilities, demands, and causes of action of every kind or nature, other than those arising from willful violation of law or policy of TWP, which have arisen or could have arisen prior to the date of the Agreement and were in any way related to your employment with TWP. TWP further agrees that you shall be entitled to indemnification for any losses or expenses incurred in accordance with Section 2802 of the California Labor Code as an employee or a consultant.

5.
On behalf of yourself and your representatives, agents, heirs and assigns, you waive, release, discharge and promise never to assert any and all claims, liabilities or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that you ever had, now have or might have as of the date you sign this Agreement against us, our predecessors, subsidiaries, affiliates, related entities, partners, officers, managers, directors, shareholders, agents, attorneys, employees, successors, or assigns.

The released claims include, without limitation, any claims arising from or related to your employment with us, the separation of your employment with us, all compensation related to your employment with us and/or the execution of this Agreement. The claims also specifically include, without limitation, any claims arising under any federal, state and local statutory or common law, such as Title VII of the Civil Rights Act, federal Age Discrimination in Employment Act, as amended, the California Fair Employment and Housing Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the California Labor Code (all as amended), the law of contract and tort, and any claim for attorneys' fees.

You and TWP waive and release and promise never to assert any such claims, even if you or TWP do not know or believe that you or TWP have such claims. You and TWP therefore each waive your and TWP’s respective rights under section 1542 of the California Civil Code, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.

In short, you and TWP agree that neither you nor TWP will bring any lawsuits or claims of any kind against the other or any of TWP’s affiliates or related entities and will not accept the benefits of any lawsuits or claims of any kind brought on your behalf or on our behalf, against you or against TWP or any of TWP’s affiliates or related entities, respectively.

Robert West
February 5, 2007

6.
Unless required by court order or law, you will not disclose to anyone any information regarding the terms of this Agreement, the benefits being paid to you under it or the fact that a payment was made to you, except that you may disclose this information to your spouse, attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you. In such circumstances, however, you will instruct them to maintain the confidentiality of this information just as you must.

7.
You will not disclose to anyone any confidential or other information regarding our practices, procedures, trade secrets, customer lists or marketing strategies, without prior written permission from our General Counsel or unless required by court order or subpoena.

8.
You agree that you will not make any disparaging comments to anyone, in any manner, likely to be harmful to the personal or business reputation of TWP, or its officers, directors, partners or any related business entity, provided however that nothing in this paragraph is intended to prevent you from testifying in a truthful and accurate manner in response to any questions, inquiry, or request for information when required to do so by any legal process.

Similarly, TWP agrees to instruct its Executive Committee members not to make any disparaging comments to anyone, in any manner, likely to be harmful to your personal or business reputation, provided however that nothing in this paragraph is intended to prevent TWP or any of its Executive Committee or other employees from testifying in a truthful or accurate manner in response to any questions, inquiry, or request for information when required to do so by any legal process.

9.
You agree that you may be asked to assist TWP or its legal counsel, in connection with litigation or other legal proceedings to which TWP is a party or in which TWP is obligated to provide responsive information. In all such cases, upon request of TWP and at its expense, you agree to make yourself available and to cooperate fully, including voluntarily providing information to TWP or its legal counsel.

10.
With the exception of a suit for injunctive or equitable relief or if prohibited by law, in the event that a dispute arises concerning the interpretation or enforcement of this Agreement, or any other related matter, you and we agree that any such dispute shall be resolved by a three-member arbitration panel in accordance with the employment dispute resolution rules of the American Arbitration Association. You and we therefore specifically waive any right to a jury trial on any such disputes. Except as prohibited by law, the losing party in any such dispute shall pay all of the winning party's costs, including any arbitrator or administrative fees and reasonable attorneys' fees. Any arbitration shall be held in San Francisco, California and this Agreement will in all respects be interpreted and governed under the laws of the State of California.

Robert West
February 5, 2007

11.
Except as set forth in this Separation Agreement, there are no representations, promises or understandings between you and us about or pertaining to the separation of your employment with us, or our obligations to you with respect to your employment or any other matter mentioned above. Therefore, this Separation Agreement supersedes any prior written or oral representations, promises, agreements and understandings regarding any of the matters discussed above.

12.
Pursuant to the Older Workers Benefit Protection Act, in signing this Agreement you acknowledge that: (i) you have been advised to consult with an attorney prior to executing this Agreement and that you have, in fact, been advised by counsel; (ii) you have up to twenty-one (21) days from receipt of this Agreement to consider your decision to sign it, although you acknowledge that it may be returned prior to that time frame if desired; (iii) you are entering into this Agreement freely and voluntarily; (iv) you will receive, pursuant to this Agreement, consideration in addition to anything of value to which you are already entitled; (v) you have the right to revoke this Agreement by notifying the undersigned TWP representative in writing within seven (7) days following the date of your execution of this Agreement; and (vi) this Agreement shall not become effective or enforceable until the revocation period has expired (the “Effective Date”).

[Signature page follows.]

Robert West
February 5, 2007

I am pleased that you were able to part ways with us on these amicable terms. We wish you every success in your future endeavors.

Sincerely, /s/ Mark Fisher Mark Fisher General Counsel

By signing this letter, I acknowledge that I have carefully reviewed and considered this Agreement; that I understand the terms of the Agreement; and that I voluntarily agree to them.

/s/ Robert West Robert West Date: February 5, 2007